Exhibit 8.1

                 SUBSIDIARIES OF INDUSTRIAS BACHOCO S.A. DE C.V.

         The following chart lists each of our subsidiaries and indicates its principal activity and the percentage of the capital stock of each such subsidiary which we owned, directly or indirectly, as of December 31, 2005, and April 30, 2006:

1.    Acuicola Bachoco, S.A. de C.V.

2.    Aviser, S.A. de C.V.

3.    Bachoco, S.A. de C.V. ("BSACV")

4.    Campi Alimentos, S.A. de C.V.

5.    Huevo y Derivados, S.A. de C.V.

6.    Operadora de Servicios de Personal, S.A. de C.V.

7.    Pecuarius Laboratorios, S.A. de C.V.

8.    Secba, S.A. de C.V.

9.    Sepetec, S. A. de C.V.

10.  Servicios de Personal Administrativo, S.A. de C.V.

Each of the Subsidiaries listed is incorporated under the laws of Mexico.